Exhibit 99.1

         Willis Receives Final Approval From China Regulator;
              Secures Unique Position in Chinese Market

    LONDON & NEW YORK--(BUSINESS WIRE)--Aug. 17, 2004--Willis Group Holdings (NYSE:WSH), the global insurance broker, announces that it has received final approval and certification from the China Insurance Regulatory Commission (CIRC), allowing its joint venture operation, Willis Pudong Insurance Brokers Co., Ltd. to engage in insurance and reinsurance broking activities throughout the People's Republic of China.
    On March 18, 2004 Willis Group was granted permission from the CIRC to purchase a 50% share in Pudong Insurance Brokers, a 100% owned Chinese insurance broker, and to change the name to Willis Pudong Insurance Brokers Co., Ltd. Subsequent to that approval Willis Group has executed the necessary Equity Transfer Agreements, Shareholders Agreement and new Articles of Association. Upon the provision of these documents to the CIRC a broking licence was issued to Willis Pudong Insurance Brokers Co., Ltd. on August 6 2004.
    The scope of the licence covers the whole of the People's Republic of China and includes both insurance and reinsurance broking for commercial risks including, but not limited to, the marine, aviation and transportation sectors, for both domestic and foreign enterprises.
    Joe Plumeri, Chairman and CEO of Willis Group Holdings, said: "Our 50% share in Willis Pudong Insurance Brokers Co., Ltd. puts us in an unique position in the China market. We are one of only two international insurance brokers to have been awarded a broking licence in the PRC. In addition, we are the only fully licenced international insurance broker able to offer a truly local service to our clients through our network of 23 offices located throughout the PRC. Fourteen of those offices have full branch licence status and are able to transact insurance locally.
    "With a combined staff of over 160 professionals based in China who will call upon the assistance of their colleagues from Willis' international network and specialty resources, Willis Pudong Insurance Brokers Co., Ltd. represents the best combination of international expertise with local knowledge and delivery. This combination will allow us to provide our clients with a level of service, placement ability and industry expertise that cannot be matched."
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of 14,500 associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com

    CONTACT: Willis Group Holdings
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Nicholas Jones, 44-20-7488-8190
             jonesnr@willis.com
             or
             Dan Prince, 212-837-0806
             prince_da@willis.com